EXHIBIT 19.2




       The Financial Statements and Supplemental Schedules for the 401(k) Stock
               Purchase Plan for Employees of Cullen/Frost Bankers, Inc.
                     for the years ended December 31, 1995 and 1994

                         401(k) Stock Purchase Plan
                         for the Employees of
                         Cullen/Frost Bankers, Inc.
                         and Its Affiliates


                         Financial Statements
                         and Supplemental Schedules

                         Years Ended December 31, 1995 and 1994
                         with Report of Independent Auditors

       401(k) Stock Purchase Plan for the Employees of
        Cullen/Frost Bankers, Inc. and Its Affiliates

                    Financial Statements
                 and Supplemental Schedules


           Years Ended December 31, 1995 and 1994




                          Contents

Report of Independent Auditors                                       1


Financial Statements

Statements of Net Assets Available for Benefits                      3
Statements of Changes in Net Assets Available for Benefits           4
Notes to Financial Statements                                        5


Supplemental Schedules

Item 27a - Schedule of Assets Held for Investment Purposes          12
Item 27d - Schedule of Reportable Transactions                      13

               Report of Independent Auditors



Compensation and Benefits Committee of the 401(k) Stock Purchase Plan for the Employees of
 Cullen/Frost Bankers, Inc. and Its Affiliates
San Antonio, Texas

We have audited the accompanying statements of net assets available for benefits of the 401(k) Stock Purchase Plan for the Employees of Cullen/Frost Bankers, Inc. and Its Affiliates as of December 31, 1995 and 1994, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly,in all material respects, the net assets available for benefits of the Plan at December 31, 1995 and 1994, and the changes in its net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of December 31, 1995, and reportable transactions for the year then ended are presented for purposes of complying with the Department of Labor's

Compensation and Benefits Committee of the 401(k) Stock Purchase Plan for the Employees of
 Cullen/Frost Bankers, Inc. and Its Affiliates



Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the 1995 financial statements and, in our opinion, are fairly stated in all material respects in relation to the 1995 financial statements taken as a whole.

                                                  /s/ Ernst & Young LLP


June 18, 1996

       401(k) Stock Purchase Plan for the Employees of
        Cullen/Frost Bankers, Inc. and Its Affiliates

       Statements of Net Assets Available for Benefits


                                                        December 31
                                                    1995          1994
                                              ------------------------------
Assets
Investments, at fair value:
  Common stock of Cullen/Frost Bankers, Inc.    $ 38,632,050  $ 23,503,254
  Money market fund                                3,837,669     2,236,263
Receivables:
  Employer contributions                                   -        37,269
  Participants' contributions                        112,921        85,795
  Proceeds of sale of common stock of
   Cullen/Frost Bankers, Inc.                        325,993             -
  Interest                                            14,757         9,865
Participant loans                                  2,738,364     2,785,227
                                                ----------------------------
Net assets available for benefits               $ 45,661,754  $ 28,657,673





See accompanying notes.

       401(k) Stock Purchase Plan for the Employees of
        Cullen/Frost Bankers, Inc. and Its Affiliates

 Statements of Changes in Net Assets Available for Benefits


                                                   Year Ended December 31
                                                      1995         1994
                                                 ----------------------------

Additions to net assets attributed to:
 Investment activities:
  Gain on sale or distribution of Cullen/Frost
   Bankers, Inc. common stock                      $ 1,217,829  $ 2,174,473
  Interest                                             161,260       89,898
  Dividends                                            880,968      514,767
  Net unrealized appreciation (deppreciation)
  in fair value of Cullen/Frost Bankers, Inc.
  common stock                                      13,751,506   (5,374,794)
                                                 ----------------------------
                                                    16,011,563   (2,595,656)

 Contributions:
  Employer                                              57,149      942,670
  Participants                                       2,739,074    2,619,126
                                                 ----------------------------
Total additions                                     18,807,786      966,140

Deductions from net assets attributed to:
 Benefits paid to terminated participants            1,803,705    4,538,887
 Interest on notes payable                                   -        6,325
                                                 ----------------------------
Total deductions                                     1,803,705    4,545,212
                                                 ----------------------------
Net increase (decrease)                             17,004,081   (3,579,072)

Net assets available for benefits at
 beginning of year                                  28,657,673   32,236,745
                                                 ----------------------------
Net assets available for benefits at
 end of year                                       $45,661,754  $28,657,673
                                                 ============================



See accompanying notes.

       401(k) Stock Purchase Plan for the Employees of
        Cullen/Frost Bankers, Inc. and Its Affiliates

                Notes to Financial Statements

                 December 31, 1995 and 1994


1.  Significant Accounting Policies

The accounting records of the 401(k) Stock Purchase Plan for the Employees of Cullen/Frost Bankers, Inc. and Its Affiliates (the Plan) are maintained on the accrual basis of accounting.

The Plan's investments are held in common stock of Cullen/Frost Bankers, Inc.
(CFBI), which is stated at fair value based on quoted market prices on the valuation date, and in a money market fund. Changes in fair market value are reflected in the statement of changes in net assets available for benefits as net unrealized appreciation (depreciation) in fair value of investments. Money market investments are valued at cost which approximates fair value.

The historical cost of a specific security sold is used to compute gains and losses on the sale of investment securities.

Administrative expenses of the Plan are paid by Cullen/Frost Bankers, Inc.
(CFBI).

Use of Estimates

The preperation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


2.  Description of the Plan

The following is a general description of the Plan. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.


General

The Plan is a defined contribution plan qualified under Section 401(a) of the Internal Revenue Code and covers all employees scheduled to work 1,000 or more hours a year or, if not scheduled to work 1,000 hours, those employees who do actually work 1,000 hours in a year. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

       401(k) Stock Purchase Plan for the Employees of
        Cullen/Frost Bankers, Inc. and Its Affiliates

          Notes to Financial Statements (continued)

                 December 31, 1995 and 1994


2.  Description of the Plan (continued)

Contributions and Investment Options

Participants may contribute an amount not less than 2% and not exceeding 16% of their compensation, limited by 401(k) regulations, and may direct investments of their accounts in either common stock of CFBI or money market funds. The first 6% of the participant's contribution must be invested in common stock of CFBI. Additional contributions above 6% can be invested in additional common stock of CFBI or in a money market fund. CFBI matches 100% of the participants' contributions up to 6% of the participants' compensation.

Participant Accounts

Each participant's account is credited with the participant's contributions and allocations of (a) the Company's contributions and (b) Plan earnings. Forfeited balances of terminated participants' nonvested accounts are used to restore forfeitures of reemployed participants, pay administrative expenses, or reduce future company contributions. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account. As of December 31, 1995, there were approximately 10,000 forfeited shares available for use.

Vesting

Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Participants employed prior to January 1, 1991 are 100% vested in their employer contributions. Participants employed after December 31, 1990 vest in their employer contributions at 20% per year with 100% vesting occurring after completion of five years of service, or upon death or disability.

Participant Loans

Participants may borrow from their fund accounts a minimum of $500 up to a maximum of $50,000 or 50% of their account balance, reduced by the highest amount of any loan outstanding within the previous twelve months. Loan transactions are treated as a transfer from (to) the investment fund to
(from) the loan fund.  Loan terms range from 1

       401(k) Stock Purchase Plan for the Employees of
        Cullen/Frost Bankers, Inc. and Its Affiliates

          Notes to Financial Statements (continued)

                 December 31, 1995 and 1994


2.  Description of the Plan (continued)

to 5 years or up to 30 years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with local prevailing rates as determined quarterly by the Plan administrator. Principal and interest are paid ratably through semi-monthly payroll deductions. Subject to IRS limitations, participants may make hardship withdrawals from a portion of their 401(k) contributions to pay for an immediate and heavy financial need.

Payment of Benefits

Upon normal retirement at age 65, or in the event of death or disability, a participant will receive a lump-sum payment of his (her) account in the Plan and all amounts which have been allocated to his (her) ESOP account. Distribution of a participant's account must occur no later than April of the
calendar year after the participant reaches age 70 1/2.   In the event of
termination of employment with the employer for any other reason, the participant is entitled to the vested portion of his (her) account in the Plan and all vested amounts which have been allocated to his (her) ESOP account.

Plan Termination

Although it has not expressed any intent to do so, CFBI has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants will become 100% vested in their accounts.

3.  Benefits Payable to Terminated Participants

At December 31, 1995 there were 22 terminated participants in the Plan entitled to aggregate vested benefits totaling 5,547 shares of CFBI common stock, or $277,350, applying the fair market value of the stock of $50 per share at December 31, 1995. The actual distribution of these benefits, in the form of stock and cash, will occur subsequent to
December 31, 1995 at the $50 per share market price for those participants electing their distributions in cash, and at the per share market price as of the distribution date subsequent to year-end for those
participants electing their distributions in shares.   At December 31, 1994,
there were 34 terminated participants entitled to aggregate vested benefits totaling 15,939 shares of CFBI common stock.

       401(k) Stock Purchase Plan for the Employees of
        Cullen/Frost Bankers, Inc. and Its Affiliates

          Notes to Financial Statements (continued)

                 December 31, 1995 and 1994


4.  Notes Payable to Cullen/Frost Bankers, Inc.

During 1988, the Board of Directors of CFBI authorized the borrowing of up to $1,000,000 for the purpose of buying additional shares through the ESOP. The ESOP borrowed $300,000 during 1988 and the remaining $700,000 during 1989 from CFBI. Interest at floating prime and principal payments of $50,000 are due quarterly through November 1, 1994. The notes were paid off on November 1, 1994 and all collateral released.

5.  Form 5500

The Department of Labor requires that the realized gains and losses from securities transactions reflected in Form 5500 be calculated as the difference between the proceeds of securities sold and the fair market value of those securities at the beginning of the year (or purchase price if acquired during the year of sale). Under generally accepted accounting principles (GAAP), realized gains and losses are calculated on the difference between the sales proceeds and the historical cost. The following schedule shows the amounts reflected in the accompanying GAAP financial statements, compared to the amounts in the Form 5500, as of and for the years ended December 31, 1995 and 1994:

                                                 GAAP
                                               Financial
                                               Statements         Form 5500
                                             --------------------------------

  Year Ended December 31, 1995

  Realized gain                               $  1,217,829     $    561,131
  Net unrealized in fair value                  13,751,506       14,408,204

  Year Ended December 31, 1994

  Realized gain                               $  2,174,473     $    136,864
  Net unrealized depreciation in fair value     (5,374,794)      (3,337,185)

       401(k) Stock Purchase Plan for the Employees of
        Cullen/Frost Bankers, Inc. and Its Affiliates

          Notes to Financial Statements (continued)

                 December 31, 1995 and 1994


5.  Form 5500 (continued)

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

                                                     December 31
                                                  1995         1994
                                            -----------------------------
Net assets available for benefits per the
 financial statements                        $ 45,661,754   $ 28,657,673
Amounts allocated to withdrawing
 participants                                    (277,350)      (492,125)
                                            -----------------------------
Net assets available for benefits per the
 Form 5500                                   $ 45,384,404   $ 28,165,548
                                            =============================


The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:

                                               Year Ended December 31
                                                  1995         1994
                                            -----------------------------
Benefits paid to participants per the
 financial statements                        $ 1,803,705    $ 4,538,887
Add amounts allocated to withdrawing
 participants at the end of the year             277,350        492,125
Less amounts allocated to withdrawing
 participants at the end of the prior
 year                                           (492,125)      (734,985)
                                            -----------------------------
Benefits paid to participants per the
 Form 5500                                   $ 1,588,930    $ 4,296,027


Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31 but not yet paid as of that date.

       401(k) Stock Purchase Plan for the Employees of
        Cullen/Frost Bankers, Inc. and Its Affiliates

          Notes to Financial Statements (continued)

                 December 31, 1995 and 1994


6.  Income Tax Status

The plan administrator is in the process of obtaining a determination letter from the Internal Revenue Service of the Plan's qualification under Internal Revenue Code (IRC) Section 401(a). The current determination letter is dated June 6, 1989. The Plan was amended during 1993. It is anticipated that the Plan qualifies under 401(a) Section of the IRC and is, therefore, not subject to tax under present income tax laws.

7.Statement of Changes in Net Assets Available for Benefits Segregated by
  Participant Directed Investment Type

The following represents the changes in net assets available for benefits segregated by participant directed investment type:

                                   Cullen/Frost
                                   Bankers, Inc.  Money
                                   Common Stock   Market     Loan
                                       Fund       Fund       Fund     Total
                                   -------------------------------------------
Additions to net assets
 attributed to:
   Gain on sale or distribution
   of Cullen/Frost Bankers, Inc.
   common stock                    $ 1,217,829 $        - $       - $ 1,217,829
   Interest                             14,928    146,332         -     161,260
   Dividends                           880,968          -         -     880,968
   Net unrealized appreciation in
   fair value of Cullen/Frost
   Bankers, Inc. common stock       13,751,506          -          - 13,751,506
   Investment election transfer     (1,298,286) 1,298,286          -          -
   Contributions:
     Employer                           57,149          -          -     57,149
     Participants                    2,530,958    208,116          -  2,739,074
   Loan withdrawals                 (1,537,659)  (257,201) 1,794,860          -
                                   --------------------------------------------
Total additions                     15,617,393  1,395,533  1,794,860 18,807,786

       401(k) Stock Purchase Plan for the Employees of
        Cullen/Frost Bankers, Inc. and Its Affiliates

          Notes to Financial Statements (continued)

                 December 31, 1995 and 1994


7.Statement of Changes in Net Assets Available for Benefits Segregated by
  Participant Directed Investment Type (continued)

                                Cullen/Frost
                                Bankers, Inc.  Money
                                Common Stock   Market     Loan
                                    Fund       Fund       Fund        Total
                              ------------------------------------------------
Deductions to net assets
 attributed to:
  Benefits paid to terminated
    participants                $ 1,729,440 $    74,265  $        - $ 1,803,705
  Loan interest and principal    (1,577,372)   (264,351)  1,841,723           -
                               ------------------------------------------------
Total deductions                    152,068    (190,086)  1,841,723   1,803,705
                               ------------------------------------------------
Net increase (decrease)          15,465,325   1,585,619     (46,863) 17,004,081

Net assets available for
 benefits at beginning of year   23,620,396   2,252,050   2,785,227  28,657,673
                               ------------------------------------------------
Net assets available for
 benefits at end of year        $39,085,721  $3,837,669  $2,738,364 $45,661,754
                               ================================================

8.Subsequent Event

Effective January 1, 1996, the Plan was amended and restated. The restated plan allows participants to invest in at least three diversified investment funds. Additionally, participants can generally change their investment funds on any business day.

                   SUPPLEMENTAL SCHEDULES

       401(k) Stock Purchase Plan for the Employees of
        Cullen/Frost Bankers, Inc. and Its Affiliates

 Item 27a - Schedule of Assets Held for Investment Purposes

                      December 31, 1995



                           Description of
                         Investment, Including
  Identity of Issue,     Maturity Date, Rate of
  Borrower, Lessor,    Interest, Collateral, Par                    Current
  or Similar Party        or Maturity Date         Cost              Value
- ------------------------------------------------------------------------------
*Common stock of
 Cullen/Frost Bankers,
 Inc.                       772,641 shares      $15,975,285      $  38,632,050

Short-Term Prime          Money market deposit
 Portfolio - I             account, variable
                           interest, available
                           upon demand            3,837,669          3,837,669

*Participant loans        Interest accrued at
                          Frost National Bank
                          prime rate, varying
                          maturity dates,
                          8.5 - 9% charged
                          during 1995                     -          2,738,364


* Denotes party-in-interest

                               401(k) Stock Purchase Plan for the Employees of
                                Cullen/Frost Bankers, Inc. and Its Affiliates




                                        Item 27d - Schedule of Reportable Transactions(1)

                                                   Year Ended December 31, 1995


                                 Description of
                                Asset (Including                                    Current Value
                                Interest Rate and                                    of Asset on
      Identity of               Maturity in Case    Purchase     Selling    Cost of  Transaction   Net Gain
     Party Involved                of a Loan)         Price       Price      Asset       Date      or (Loss)
- ------------------------------------------------------------------------------------------------------------
Category (iii) - Series of
 Securities Transactions

Short-Term Investment         $4,229,722 principal
 Company Prime                  amount, short-term
 Portfolio - I                  investment fund     $         -  $ 4,229,772 $ 4,229,772 $ 4,229,772 $        -

Short-Term Investment         $5,886,235 principal
 Company Prime                  amount, short-term
 Portfolio - I                  investment fund       5,886,235            -   5,886,235   5,886,235          -

Common stock:
 Cullen/Frost Bankers, Inc.    21,835 shares                  -      987,406     357,187     987,406    630,219
 Cullen/Frost Bankers, Inc.    22,197 shares (2)              -      933,213     345,603     933,213    587,610
 Cullen/Frost Bankers, Inc.    55,434 shares          2,215,443            -   2,215,443   2,215,443          -

There were no Category (i),
 (ii), or (iv) transactions
 during the year ended
 December 31, 1995.

(1) Reportable transactions consist of transactions or series of transactions in excess of 5% of the current value of plan assets at the beginning of year.

(2) Shares distributed to terminated participants.


13